Exhibit 3.1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HERITAGE GLOBAL INC.

Pursuant to Sections 607.1001, 607.1003, 607.1006 and 607.1007 of the Florida Business Corporation Act (the “Act”),

HERITAGE GLOBAL INC., a corporation organized and existing under and by virtue of the provisions of the Act,

DOES HEREBY CERTIFY:

1. That the name of this corporation (the “Corporation”) is Heritage Global Inc., and that the Corporation was originally incorporated pursuant to the Act on April 21, 1983 and assigned Document Number G35222.

2. These Second Amended and Restated Articles of Incorporation were adopted by the Board of Directors of the Corporation and approved by the shareholders of the Corporation on June 5, 2024, and the number of votes cast for the amendments contained herein by the shareholders was sufficient for approval.

3. These Second Amended and Restated Articles of Incorporation consolidate all amendments to the Amended and Restated Articles of Incorporation, as amended, of the Corporation into a single document.

RESOLVED, that the Amended and Restated Articles of Incorporation, as amended, of the Corporation be, and they hereby are, amended and restated in its entirety to read as follows:

ARTICLE I

NAME AND ADDRESS

The name of the Corporation is “Heritage Global Inc.” The current address of the principal office and the current mailing address of the Corporation is 12625 High Bluff Drive, Suite 305, San Diego, CA 92130.

ARTICLE II

PURPOSES

The Corporation may engage in any activity or business permitted under the laws of the United States of America and of the State of Florida.

Exhibit 3.1

ARTICLE III

CAPITAL STOCK

The Corporation is authorized to have outstanding 300,000,000 shares of common stock, par value of $0.01 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value of $10.00 per share (the “Preferred Stock”). The Preferred Stock may be issued in one or more series. The Board of Directors shall have the authority to divide the Preferred Stock into one or more series and subject to the provisions and limitations set forth herein, to determine the relative rights and preferences of the shares of any series so established, including, without limitation, with regard to the rate or manner of payment of dividends, whether such shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption, sinking fund provisions, if any, for the redemption or purchase of such shares, the terms and conditions, if any, on which such shares may be converted, and voting rights, if any; provided, however, except as to any rights and preferences as determined by the Board of Directors as set forth above, all shares of such Preferred Stock regardless of series shall be identical.

(a)
COMMON STOCK

Except as otherwise provided herein (or in any amendment hereto) or as required by Florida law, all rights to vote and all voting power (including, without limitation, the right to elect directors) shall be vested exclusively in the holders of Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock that he holds on each matter submitted to a vote of the Corporation’s shareholders on which the holders of Common Stock are entitled to vote.

(b) SERIES N CONVERTIBLE PREFERRED STOCK

20,000 shares of Preferred Stock have been designated as Series N Convertible Preferred Stock (the “Series N Preferred Stock”), which have the following rights and preferences:

1. Dividends. If dividends are declared by the Board of Directors on the shares of Common Stock, the holders of Series N Preferred Stock shall be entitled to receive, when the payment of the dividend on the shares of Common Stock is paid, the same dividend as declared on the shares of Common Stock based on the number of shares of Common Stock which would have been held by the holder of each issued and outstanding share of Series N Preferred Stock, if that share of Series N Preferred Stock had been converted in accordance with Section 4 below to shares of Common Stock immediately prior to the record date for the dividend.

2. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the sale of all or substantially all of its assets, or the merger or consolidation of the Corporation as a result of which the then shareholders of the Corporation do not continue to hold more than a 67% interest in the successor entity or a transaction or series of related transactions in which the Corporation’s shareholders transfer more than 33% of the voting power of the Corporation (each such event, a “Liquidation”), the holder of each share of Series N Preferred Stock then outstanding shall be entitled to be paid out of the assets

Exhibit 3.1

of the Corporation available for distribution to its shareholders before payment to the holders of Common Stock by reason of their ownership thereof, an amount (the “Liquidation Price”), payable in cash (and, to the extent sufficient cash is not available for such payment, property at its fair market value), equal to $1,000.00 per share.

3. Voting Rights. Except as otherwise provided herein or in any amendment hereto creating a series of Preferred Stock or any similar stock, or as otherwise required by Florida law, the holders of shares of Series N Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation. Each share of Series N Preferred Stock shall entitle the holder thereof to that number of votes which is equal to the number of shares of Common Stock into which such share of Series N Preferred Stock would be convertible if that share of Series N Preferred Stock had been converted in accordance with Section 4 below to shares of Common Stock immediately prior to the record date for the vote.

4. Conversion Into Common Stock. Each holder of the Series N Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series N Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Conversion Value (as defined below) of such share by (ii) the Conversion Price (as defined below). In the event of a Liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the holders of Series N Preferred Stock.

(b) Conversion Value. The “Conversion Value” of each share of Series N Preferred Stock shall be $1,000.00.

(c) Conversion Price. As of the date of these Second Amended and Restated Articles of Incorporation, the Conversion Price (the “Conversion Price”) is $25.00, which reflects adjustments made pursuant to the Corporation’s Amended and Restated Articles of Incorporation, as amended prior to the date of filing of these Second Amended and Restated Articles of Incorporation, including with respect to the one-for-twenty reverse split of the Common Stock previously effected by the Corporation. The Conversion Price, and the rate at which shares of Series N Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in this Section 4.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series N Preferred Stock pursuant to this Section 4. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay to the holder cash in an amount equal to such fraction multiplied by the then effective Conversion Price.

Exhibit 3.1

(e) Mechanics of Conversion.

(i) In order for a holder of Series N Preferred Stock to convert shares of Series N Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series N Preferred Stock at the office of the transfer agent for the Series N Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) together with written notice that such holder elects to convert all or any number of the shares of Series N Preferred Stock represented by such certificate or certificates. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series N Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as set forth above. As of the Conversion Date, the person entitled to receive certificates of Common Stock shall be regarded for all corporate purposes as the holder of the number of shares of Common Stock to which it is entitled upon the conversion.

(ii) The Corporation shall at all times when the Series N Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series N Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series N Preferred Stock.

(iii) All shares of Series N Preferred Stock which shall have been surrendered for conversion as herein provided in this Section 4 shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock and cash in lieu of fractional shares in exchange therefor. Any shares of Series N Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series N Preferred Stock accordingly.

(f) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased and the number of shares of Common Stock issuable upon conversion of a share of the Series N Preferred Stock shall be proportionately increased. If the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased and the number of shares of Common Stock issuable upon conversion of a share of the Series N Preferred Stock shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

Exhibit 3.1

(g) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series N Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series N Preferred Stock then in effect by a fraction: (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series N Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series N Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(h) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series N Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series N Preferred Stock been converted on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series N Preferred Stock.

(i) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series N Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event each holder of the Series N Preferred Stock shall have the right thereafter to convert each such share of Common Stock issuable upon the conversion of the Series N Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series N Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(j) Adjustment for Merger or Reorganization. In case of any consolidation or merger of the Corporation with or into another corporation, each share of Series N Preferred Stock shall

Exhibit 3.1

thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series N Preferred Stock would have been entitled upon such consolidation or merger; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series N Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series N Preferred Stock.

(k) No Impairment. The Corporation will not, by amendment hereto or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series N Preferred Stock against impairment.

(l) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms of this Subpart (b) of Article III and furnish to each holder of Series N Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series N Preferred Stock, furnish or cause to refurnished to such holder a similar certificate setting forth (i) such adjustments and readjustments; (ii) the Conversion Price then in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series N Preferred Stock.

(m) Notice of Record Date. In the event (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation, (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock, (iii) of any reclassification of the Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or (iv) of the Liquidation of the Corporation, then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series N Preferred Stock (if other than the Corporation), and shall cause to be mailed to the holders of the Series N Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating: (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or (B) the date on which such reclassification, consolidation, merger, or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to

Exhibit 3.1

exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, or Liquidation.

(c) PREVIOUSLY DESIGNATED PREFERRED STOCK

In addition to the Series N Preferred Stock described above, the Board of Directors also previously designated a total of 502,000 shares of Preferred Stock into specified series of Preferred Stock as follows: 7,500 shares of Preferred Stock were designated as 12% Cumulative Convertible Preferred Stock; 200,000 shares of Preferred Stock were designated as Class A Variable Rate Cumulative Convertible Preferred Stock; 22,500 shares of Preferred Stock were designated as Class B Variable Rate Cumulative Convertible Preferred Stock; 240,000 shares of Preferred Stock were designated as Class C Convertible Cumulative Redeemable Preferred Stock; 1,000 shares of Preferred Stock were designated as Series D Preferred Stock; 1,000 shares of Preferred Stock were designated as 5% Series E Convertible Preferred Stock; 1,000 shares of Preferred Stock were designated as 5% Series F Convertible Preferred Stock; and 29,000 shares of Preferred Stock were designated as Series M Participating Convertible Preferred Stock. As of the date of filing of these Second Amended and Restated Articles of Incorporation, other than the Series N Preferred Stock, no shares of any such series of Preferred Stock are issued or outstanding and no further shares of any such series of Preferred Stock may be issued.

ARTICLE IV

BOARD OF DIRECTORS

1.
Number. The property, business, and affairs of the Corporation shall be managed and controlled by the Board of Directors. The number of directors of the Corporation shall not be less than five nor more than nine, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of a director at that time in office. As used in this Article IV, the term “whole Board” means the total number of directors which the Corporation would have if there were no vacancies.

2.
Classes. The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the whole Board permits, with the term of office of one class expiring each year. No decrease in the number of directors shall shorten the term of any incumbent director. At each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.
3.
Removal. Any director may be removed by the vote of a majority of the whole Board of Directors, but only for cause. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if: (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction: or (b) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the corporation and such adjudication is no longer subject to direct appeal. In addition, any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of the holders of at least 67% of the

Exhibit 3.1

outstanding shares of the Corporation then entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose.

4.
Vacancies. Any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, the creation of a new directorship by an increase in the authorized number of directors, or otherwise shall be filled by a majority vote of the directors then in office, though less than a quorum of the entire Board of Directors. Directors so chosen to fill any vacancy shall hold office until the next meeting of shareholders at which directors are elected, with such election to be for a term expiring at the annual meeting of shareholders at which the class of directors of which the director serves (as determined by the Board of Directors in accordance with Florida law at the time of the director’s appointment to the Board) is to be elected and until his or her successor is elected and qualified.

5.
Amendment, Alteration, Repeal, Etc. Notwithstanding anything contained in these Second Amended and Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 67% of the outstanding shares of the Corporation then entitled to vote in the election of directors shall be required to amend, alter, or repeal or to adopt any provision inconsistent with, this Article IV.

ARTICLE V

REGISTERED OFFICE AND AGENT

The current mailing address and street address of the registered office of the Corporation are 2894 Remington Green Lane, Suite A, Tallahassee, FL 32308. The name of the current registered agent of the Corporation is Registered Agent Solutions, Inc.

ARTICLE VI

DURATION

The term of existence of the Corporation shall be perpetual.

ARTICLE VII

AMENDMENT TO ARTICLES OF INCORPORATION

Subject to the terms and conditions hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Second Amended and Restated Articles of Incorporation, or in any amendment hereto, or to add any provision to these Second Amended and Restated Articles of Incorporation or to any amendment hereto, in any manner now or hereafter prescribed or permitted by Florida law, and all rights conferred upon shareholders, directors, officers and other persons in these Second Amended and Restated Articles of Incorporation, or in any amendment hereto, are subject to this reservation.

Exhibit 3.1

[Signature Page Follows]

Exhibit 3.1

IN WITNESS WHEREOF, these Second Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of the Corporation on this 5th day of June, 2024.

HERITAGE GLOBAL INC.

/s/ Ross Dove
Name: Ross Dove Title: CEO